Exhibit 99.1

CONTACT:  Tim Gallagher                              FOR IMMEDIATE RELEASE
                                                     ---------------------


                CARNIVAL CORPORATION PRICES PRIVATE PLACEMENT OF

                          ZERO-COUPON CONVERTIBLE DEBT


                  MIAMI (10/19/01) - Carnival Corporation (NYSE: CCL) announced today the pricing of a $400 million gross proceeds 20-year zero-coupon convertible note offering. The notes are convertible into Carnival Corporation common stock if the market price of the shares reaches specified thresholds. Each note has a yield to maturity of 3.75 percent and is convertible into
16.5964 shares of Carnival Corporation common stock, representing an initial conversion premium of 35 percent to the closing stock price of $21.23 on Oct. 18, 2001.

                  In connection with the offering, Carnival Corporation has granted to the placement agent an over-allotment option to purchase up to an additional $100 million gross proceeds of the zero-coupon convertible notes. The offering is expected to close on Oct. 24, 2001.

                  Net proceeds from this offering will be used by the company to repay approximately $160 million of existing bank indebtedness maturing in November 2001 and toward the approximate $300 million final payment of Carnival Cruise Lines' new cruise ship, Carnival Pride, scheduled to be delivered in December 2001. Any remaining net proceeds will be used for general corporate purposes.

                  The securities offered will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

                  Carnival Corporation is comprised of Carnival Cruise Lines, the world's largest cruise line based on passengers carried, Holland America Line, Costa Cruises, Cunard Line, Seabourn Cruise Line and Windstar Cruises. Carnival Corporation's various brands operate 43 ships in the Caribbean, Alaska, Europe, Mexican Riviera, South America and other worldwide destinations.

                  Additional   information   can  be   obtained   via   Carnival
Corporation's Web site at WWW.CARNIVALCORP.COM.

                                       ###

                  NOTE: Statements in this press release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including those which may impact the forecasting of Carnival Corporation's net revenue yields, involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performances or achievements of Carnival Corporation to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions; increases in cruise industry capacity and competition; the ability of the company to implement its shipbuilding program and to continue to expand its business outside the North American market; consumer demand for cruise travel; the effects on consumer demand of armed conflicts, political instability, the availability of air service, adverse media publicity and terrorism; incidents involving cruise ships; impact of pending or threatened litigation; changes in tax and other laws and regulations affecting Carnival and other factors which are described in further detail in Carnival's filings with the Securities and Exchange Commission.